Exhibit 99.1

News Release
NewsRelease

Contacts:
Investors	Mark McHugh	904-357-3757
Media	Roseann Wentworth	904-347-9185

Rayonier Announces $100 Million Share Repurchase Program

JACKSONVILLE, FL., June 16, 2015 — Rayonier (NYSE: RYN) announced today that the company’s board of directors has approved the repurchase of up to $100 million of the company’s common shares. Repurchases may be made at management’s discretion from time to time on the open market or through privately negotiated transactions. The repurchase program has no time limit and may be suspended for periods or discontinued at any time.

"This share repurchase authorization is an important component of our capital allocation plan, underscores our commitment to creating value for shareholders, and demonstrates our conviction in the underlying net asset value of the company relative to the current share price," said David L. Nunes, president and CEO.

The company had approximately 126,900,000 common shares outstanding as of May 31, 2015.

About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive timber growing regions in the U.S. and New Zealand. As of March 31, 2015, Rayonier owned, leased or managed approximately 2.7 million acres of timberlands located in the U.S. South (1.9 million acres), U.S. Pacific Northwest (368,000 acres) and New Zealand (445,000 acres). More information is available at www.rayonier.com.
___________________________________________________________________________
This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995 and other federal securities laws, related to the company’s plans with respect to share repurchases, the timing and number of common shares to be repurchased, the types of transactions through which common shares may be repurchased and the availability of such common shares for general corporate purposes, which involve, among other things, uncertainties inherent in business and financial planning. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. The reader is cautioned not to rely on these forward-looking statements. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Rayonier. Risks and uncertainties include the company’s ability to effect repurchases under the share repurchase program due to changes in its stock price, the nature of other investment opportunities the company may have from time to time, the company’s access to the capital markets, anticipated financial outcomes, business and market conditions, outlook, expected dividend rate and the implementation of the company’s business strategies and other similar outcomes relating to the company’s future events, developments or financial or operational performance or results. For additional factors that could impact future results, please see Item 1A — Risk Factors in the company’s most recent Annual Report on Form 10-K and similar discussions included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward- looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.

# # #

225 Water Street, Jacksonville, FL 32202    904-357-9100